COLUMBIA FUNDS SERIES TRUST I

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On February 27, 2017, a Form Type 485(b), Accession No. 0001193125-17-059284, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered the new classes of shares of the Funds listed below, effective March 1, 2017, and describes the characteristics of the new classes of shares:

Fund	New Share Classes
Columbia AMT-Free Connecticut Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free Intermediate Muni Bond Fund	Class W and Class Y
Columbia AMT-Free Massachusetts Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free New York Intermediate Muni Bond Fund	Class Y
Columbia California Tax-Exempt Fund	Class Y
Columbia New York Tax-Exempt Fund	Class Y